Exhibit 28(i)(2)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

June 22, 2017

The Gabelli Utilities Fund

One Corporate Center

Rye, New York 10580

Re:	The Gabelli Utilities Fund —
Registration Statement on Form N-1A

Ladies and Gentlemen:

We have acted as special counsel to The Gabelli Utilities Fund, a statutory trust (the “Trust”) created under the Delaware Statutory Trust Act (the “DSTA”), in connection with the issuance and sale by the Trust of an unlimited amount of the Trust’s Class T common shares of beneficial interest, par value $0.001 per share (the “Shares”).

This opinion is being furnished to you in accordance with the requirements of sub paragraph (i) of Item 28 of Part C of the Form N-1A Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(i) the notification of registration on Form N-8A (File No. 811-09397) of the Trust (the “1940 Act Notification”) filed with the Securities and Exchange Commission (the “Commission”) under the 1940 Act on June 21, 1999;

(ii) a voicemail message from the Commission staff granting exemptive relief pursuant to Securities Act Rule 485(b)(1)(vii) with respect to the registration of the Shares (the “Template Filing Relief”);

(iii) the Registration Statement on Form N-1A (File Nos. 333-81209 and 811-09397) of the Trust relating to the Shares filed with the Commission on April 28, 2017 under the Securities Act and the 1940 Act (“PEA 27”), as amended by Post-Effective Amendment No. 28 on May 11, 2017 and as proposed to be amended by Post-Effective Amendment No. 29 on the date hereof (such Registration Statement, as so amended and proposed to be amended, being hereinafter referred to as the “Registration Statement”), together with the transmittal letter accompanying PEA 27 claiming Template Filing Relief with respect to the effectiveness of PEA 27;

The Gabelli Utilities Fund

June 22, 2017

(iv) an executed copy of a certificate of Andrea R. Mango, Secretary of the Trust, dated the date hereof (the “Secretary’s Certificate”);

(v) the form of Amended and Restated Distribution Agreement (the “Distribution Agreement”) proposed to be entered into between the Trust and the Trust’s distributor as named therein (the “Distributor”), filed as an exhibit to the Registration Statement;

(vi) a copy of the Trust’s Certificate of Trust, as certified by the Secretary of State of the State of Delaware as of May 25, 2017 and certified pursuant to the Secretary’s Certificate;

(vii) a copy of the Trust’s Amended and Restated Declaration of Trust, dated May 19, 1999, as supplemented by the Supplemental Declaration of Trust, dated April 29, 2005, as amended and restated on August 19, 2009, as further supplemented by the Supplemental Declaration of Trust, dated June 20, 2017 (the “Declaration”), as certified pursuant to the Secretary’s Certificate;

(viii) a copy of the Trust’s By-Laws, as amended and currently in effect, as certified pursuant to the Secretary’s Certificate; and

(ix) a copy of certain resolutions adopted by the Board of Trustees of the Trust, adopted on February 23, 2017, relating to the creation, issuance and sale of the Shares and related matters, as certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Distribution Agreement.

The Gabelli Utilities Fund

June 22, 2017

In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Distribution Agreement will be executed and delivered in substantially the form reviewed by us and that if a holder of Shares requests a certificate representing such holder’s Shares, such certificate will have been signed manually or by facsimile by an authorized officer of the transfer agent and registrar for the Shares and registered by such transfer agent and registrar.

We do not express any opinion with respect to the laws of any jurisdiction other than the DSTA.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when (i) the Distribution Agreement has been duly authorized, executed and delivered by the Trust and the other parties thereto; (ii) the Trust has duly accepted investors’ subscriptions for Shares as contemplated by the Distribution Agreement; and (iii) the Shares are registered in the Trust’s share registry and have been delivered upon payment of the consideration therefor determined by the Board of Trustees, the Shares, when issued and sold in accordance with the provisions of the Distribution Agreement, will be duly authorized by all requisite statutory trust action on the part of the Trust under the DSTA, and the Shares will be validly issued, fully paid, and nonassessable provided that the consideration therefor is at least that set forth in the Registration Statement and not less than $0.001 per share, except for the obligation of any holders of Shares to repay any funds wrongfully distributed to them.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Counsel” in the statement of additional information forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

T.A.D.